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                                                                   EXHIBIT 10.51

                       DIRECTOR BENEFITS AND COMPENSATION

 AMERICA WEST HOLDINGS CORPORATION (AWHC) AND AMERICA WEST AIRLINES, INC. (AWA)

1. CASH COMPENSATION OF NON-EMPLOYEE DIRECTORS. Non-employee directors receive an annual $20,000 retainer, $1,000 per meeting attended, $10,000 per year for chairing the Audit Committee and $4,000 per year for chairing all other Board committees.

2. FLIGHT BENEFITS FOR DIRECTORS. Positive-space travel on America West Airlines and America West Express is provided to directors of AWHC and AWA and their eligible dependents, and cash payments are made to federal and state tax authorities on behalf of each director to cover tax liability on the value of travel benefits.

3. STOCK BASED COMPENSATION FOR NON-EMPLOYEE DIRECTORS. Under AWHC's 2002 Incentive Equity Plan, non-employee directors receive an annual grant of options to purchase 10,000 shares of the AWHC's Class B Common Stock. In addition, each non-employee director automatically receives upon the date of initial election or appointment options to purchase 10,000 shares of the AWHC's Class B Common Stock.

4. CHARITABLE AWARD PROGRAM. All directors are invited to participate in a charitable award program. Under this program, upon the death of a participant, AWHC will donate $1 million to one or more qualifying charitable organizations chosen by the participant. The donations will be substantially funded by life insurance proceeds from policies maintained by the AWHC on the lives of each participant. Individual directors will derive no direct financial benefit from this program because all insurance proceeds are paid and all tax deductions for the charitable contributions accrue solely to AWHC.

5. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE AND INDEMNIFICATION. AWHC has a policy which provides liability insurance for directors and officers of AWHC and AWA.